EXHIBIT 10-X
------------
(Carlyle-XIV)



May 29, 1998


The John Akridge Company
601 Thirteenth Street
Suite 300
Washington, D.C.  20005

Attention: Mr. Alan Wasserbach


Re:  Sale of Partnership Interest
     1090 Vermont Avenue, N.W. Associates Limited Partnership

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Agreement of Limited Partnership of 1090 Vermont Avenue, N.W. Associates Limited Partnership (the "Partnership") dated as of September 26, 1984, by and among Carlyle Real Estate Limited Partnership-XIV, an Illinois limited partnership ("Carlyle"), The John Akridge Company, a Virginia corporation ("JACO") and those parties designated therein as limited partners (which partnership agreement, together with any amendments thereto, is herein called the "Partnership Agreement").

           A. On December 30, 1997, Carlyle notified JACO of its desire to consummate a sale of the Business Property for a purchase price of Twenty Seven Million Dollars ($27,000,000) pursuant to Section 6.2C of the Partnership Agreement.

           B. On January 30, 1998, JACO notified Carlyle of its election (i) to exercise its right of first refusal to purchase the Business Property pursuant to Section 6.2C of the Partnership Agreement, and (ii) to acquire from Carlyle, pursuant to Section 6.2D(1) of the Partnership Agreement, in lieu of purchasing the Business Property, all of the interests of Carlyle in the Partnership for a purchase price equal to the amount of distributions which would have been made to Carlyle if the sale of the Business Property had been consummated and the proceeds of such sale (and all other Partnership cash) distributed in accordance with
Article III of the Partnership Agreement.

           NOW, THEREFORE, in consideration of the premises and the mutual undertakings of the parties hereto, it is hereby agreed as follows:

           1.    CERTAIN DEFINITIONS.

                 A. DEFINITIONS IN PARTNERSHIP AGREEMENT. Unless otherwise expressly defined in this letter agreement, all defined terms used in this letter agreement shall have the meaning set forth in the Partnership Agreement.

                 B. PRORATION AMOUNT. As used herein, means the net amount of the credit (or debit) to (or from) Carlyle as a result of the allocation of income and expenses to the "Old Partnership" (as such term is hereinafter defined) by reason of the prorations hereinafter provided for.

           2. PURCHASE AND SALE. Carlyle shall sell to JACO, and JACO shall purchase from Carlyle, all of Carlyle's right, title and interest in and to the Partnership (the "Carlyle Interest"), upon the terms, covenants and conditions hereinafter set forth.

           3.    PURCHASE PRICE.  The purchase price (the "Purchase
Price") of the Carlyle Interest will be an amount equal to that which Carlyle would receive had the Business Property been sold for a purchase price equal to $27,000,000 and the Partnership dissolved and wound up following such sale and the proceeds of such sale distributed to the partners thereof in accordance with the terms of the Partnership Agreement.

Carlyle and JACO agree that if the "Closing Date" (as hereinafter defined) is on May 29, 1998, the Purchase Price shall be $4,890,109 (the calculation of which has been agreed to by JACO and Carlyle and is set forth on Exhibit "B" hereto), which shall be adjusted by the Proration Amount (the amount to be paid as aforesaid being herein called the "Closing Payment"). The Closing Payment shall be paid on the Closing Date by wire transfer to Carlyle of immediately available federal funds in accordance with wiring instructions to be provided by Carlyle in connection with the closing hereunder.

           4. PAYMENT OF PURCHASE PRICE. The Closing Payment shall be paid to Carlyle by wire transfer of immediately available federal funds on the Closing Date.

           5. CLOSING. The closing of the sale and purchase herein provided shall be consummated on May 29, 1998 or as soon thereafter as JACO and Carlyle shall agree, but in no event later than May 31, 1998 (the "Closing Date"). On or before 2:00 p.m. Central time on the Closing Date,
(a) JACO shall deliver to Carlyle (i) the Closing Payment by wire transfer of immediately available federal funds, (ii) two (2) duly executed and acknowledged counterpart originals of the assignment and assumption of partnership interest covering the Carlyle Interest, in the form of Exhibit "A" attached hereto ("Assignment and Assumption"), (iii) two (2) duly executed and acknowledged counterpart originals of a first amendment to the Partnership Agreement acknowledging the withdrawal of Carlyle from the Partnership and the admission of JACO (or TMF 1090 LLC, if this agreement is assigned thereto by JACO) to the Partnership (the "First Amendment To Partnership Agreement"), substantially in the form of Exhibit "C" attached hereto, (iv) resolutions and incumbency certificates evidencing its authority to execute and consummate the transactions contemplated herein, and (v) a recertification of its representations and warranties given pursuant to Section 7 hereof, and (b) Carlyle shall deliver to JACO (i) two
(2) duly executed and acknowledged counterpart originals of the Assignment and Assumption, (ii) a recertification of its representations and warranties given pursuant to Section 7 hereof, (iii) two (2) duly executed and acknowledged counterpart originals of the First Amendment To Partnership Agreement, and (iv) resolutions and incumbency certificates evidencing its authority to execute and consummate the transactions contemplated herein

           6.    PRORATIONS.

                 A. ITEMS TO BE PRORATED. All rent and other items of income, as well as real estate taxes and assessments on the Property which are due in 1998 and all other normal and customary expenses in connection with the ownership and operation of the Business Property and the Partnership shall be prorated on the Closing Date, computed as of the Closing Date, to allocate such income and expenses of the Partnership between the Partnership as it was constituted immediately prior to the sale of the Carlyle Partnership Interest (the "Old Partnership") hereunder and the Partnership as it is constituted immediately following the sale of the Carlyle Interest hereunder. The Purchase Price shall be adjusted to reflect the Proration Amount. The Proration Amount shall not reflect, nor shall the Purchase Price be otherwise adjusted for any items of income attributable to the period prior to the Closing Date but unpaid as of such date (including without limitation, any rent, operating expense reimbursements or other items of income), which amounts shall be handled as set forth in Section 6B hereof.

                 B.   CALCULATIONS OF PRORATION AMOUNT AND ACCRUAL
AMOUNT. The Proration Amount determined under subparagraph A above and the Proration Amount shall be determined on the basis of a written statement or statements prepared and approved by JACO and Carlyle prior to the Closing Date. JACO and Carlyle shall determine the manner in which the Proration Amount is to be calculated in a fair, equitable and reasonable manner.
JACO and Carlyle shall cooperate with each other in good faith in connection with the determinations and computations required hereunder. JACO shall cause the Partnership to use diligent good faith efforts to collect any delinquent rent, operating expense reimbursements and other items of income which may be attributable to the period prior to the Closing Date but unpaid as of the date thereof to be collected as soon as reasonably possible after the Closing Date (and to promptly remit Carlyle's share thereof upon receipt). In the event any prorations, credits, apportionments or computations made under subparagraph D above shall prove to be incorrect for any reason, then each of JACO and Carlyle shall be entitled to an adjustment to correct the same, provided that any party entitled to such adjustment make written demand on such other party from whom it is entitled to such adjustment not later than October 15, 1998 (and all such adjustments shall be finalized no later than November 15, 1998). Notwithstanding the foregoing to the contrary, (i) any item which cannot be finally prorated or determined because of the unavailability of information shall be tentatively prorated or determined on the basis of the best data then available and reprorated after the information is available, and (ii) to the extent that the Partnership (a) receives a refund of real estate taxes for any period prior to the Closing Date, or (b) is not actually required to pay to Steelcase all or any portion of the tenant improvement allowance currently owing to Steelcase in the amount of Two Hundred Six Thousand Nine Hundred Twenty Dollars ($206,920), then the Proration Amount shall be adjusted accordingly and JACO shall cause the Partnership to pay to Carlyle any amounts then owing to Carlyle as a result of such adjustment. In connection therewith, for one (1) year after the Closing Date JACO shall continue to provide Carlyle full access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with the foregoing determinations. Notwithstanding the foregoing, JACO and Carlyle hereby agree that, for ease of administration and other reasons, they will work in good faith to attempt to determine a final closing amount which will encompass all prorations, credits and other determinations to be made under this section, such that no post-closing adjustments for such items will be required.

                 C. CLOSING COSTS. Carlyle shall pay its own legal fees in connection with the transactions under this Agreement. JACO shall pay its own legal fees in connection with the transactions under this Agreement, together with all closing costs, if any, which may be incurred in connection with the transactions contemplated in this Agreement, including all documentary, filing, recording, conveyance, transfer, intangible and other taxes, if any, recording or filing charges for any instruments or documents which may be recorded or filed, if any, and all title, survey or escrow fees, if any.

                 D. PROFITS AND LOSSES OF THE PARTNERSHIP PRIOR TO CLOSING; TAX RETURNS. Subject to the provisions set forth in subparagraph B above, the parties confirm that profits and losses of the Partnership for the period from January 1, 1998 through the Closing Date shall be allocated for tax reporting purposes pursuant to the applicable provisions of the Partnership Agreement. JACO will cooperate with Carlyle in providing and preparing such information and items as may be reasonably required in order to timely prepare and deliver tax returns and other similar items after the Closing Date (and, in connection therewith, for one (1) year after the Closing Date JACO shall continue to provide Carlyle full access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with such determinations).

           7.    REPRESENTATIONS AND WARRANTIES.

                 A. REPRESENTATIONS AND WARRANTIES OF CARLYLE. Carlyle hereby represents and warrants to JACO as follows (which representations and warranties Carlyle shall also make as of the Closing Date):

                      (1) Except as set forth in subparagraphs A(2) through A(6) below, the sale of the Carlyle Interest is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied, or otherwise, including, but not limited to, any representation or warranty concerning title to the Business Property, the physical condition of the Business Property (including, but not limited to, the condition of the soil or the improvements), the environmental condition of the Business Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Business Property), the compliance of the Business Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Business Property), the financial condition of the Business Property or the Partnership or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Partnership or the Business Property or any part thereof. JACO acknowledges that JACO is an existing partner in the Partnership, and is also affiliated with The John Akridge Management Company ("Manager"), the manager of the Business Property. JACO acknowledges that, except as to matters specifically set forth in subparagraphs A(2) through A(6) below, JACO will acquire the Carlyle Interest solely on the basis of (a) its own physical and financial examination of the Business Property (JACO having completed all such due diligence reviews, examinations and inspections deemed necessary by JACO) and (b) information and knowledge in its possession and in the possession of Manager. As a result of its existing interest in the Partnership and/or its affiliations with Manager, as applicable, JACO is not relying upon, and has no need to rely upon, any knowledge or information in the possession of Carlyle with respect to any of the foregoing matters except as set forth herein.

                      (2)   Carlyle is a limited partnership, duly
organized, validly existing and in good standing under the laws of the State of Illinois.

                      (3) Carlyle is duly authorized, and qualified under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under and in connection with this Agreement.

                      (4) Carlyle has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Carlyle, consummation of the transactions contemplated herein, and compliance with the terms hereof do not conflict with or violate any provision of any organization document of Carlyle, and no such actions will conflict with, result in the breach of, constitute a default under, or require any consent or approval under any agreement, instrument, or document to which the Carlyle is a part or by which it may be bound.

                      (5)   This Agreement and all agreements,
instruments and documents herein provided to be executed or to be caused to be executed by Carlyle are (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Carlyle.

                      (6) Carlyle owns the Carlyle Interest, and such Carlyle Interest as of the Closing Date shall be, free and clear of any and all liens, pledges, charges, encumbrances, security interests, rights, options, claims and demands.

                 B. REPRESENTATIONS AND WARRANTIES OF JACO. JACO hereby represent and warrant to Carlyle as follows (which representations and warranties JACO shall also make as of the Closing Date):

                      (1)   JACO is a corporation, duly organized,
validly existing and in good standing under the laws of the State of Virginia.

                      (2) JACO has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby.

                      (3)   This Agreement and all agreements,
instruments and documents herein provided to be executed or to be caused to be executed by JACO is (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, JACO.

                      (4)   JACO owns the interest of JACO in the
Partnership, as such interest is described in the Partnership Agreement (the "JACO Interest"), and such JACO Interest as of the Closing Date shall be, free and clear of any and all liens, pledges, charges, encumbrances, security interests, rights, options, claims and demands.

           8.    INDEMNIFICATION.

                 A. INDEMNIFICATION BY JACO AND THE PARTNERSHIP. As of the Closing Date, JACO, shall hold harmless, indemnify and defend Carlyle from and against all claims, rights, demands, obligations, liabilities, costs and expenses (including reasonable attorneys' fees) of any kind or nature accruing on or after the Closing Date and related to the Partnership Agreement, the Partnership, the Business Property and any agreements, contracts or other matters respecting the same (and JACO shall release Carlyle from all such matters). In addition, JACO shall hold harmless, indemnify and defend Carlyle from and against any loss or damage to Carlyle resulting from any inaccuracy in or breach of any representation and warranty of JACO under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by JACO under this Agreement (or any agreement executed in connection herewith).

                 B. INDEMNIFICATION BY CARLYLE. Carlyle shall hold harmless, indemnify and defend JACO from and against any loss or damage to JACO resulting from any inaccuracy in or breach of any representation and warranty of Carlyle under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Carlyle under this Agreement (or any agreement executed in connection herewith).

           9. BROKERAGE MATTERS. Carlyle represents and warrants to JACO, and JACO represents and warrants to Carlyle, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this letter agreement or to its knowledge is in any way connected with any of such transactions.

           10. NO PERSONAL LIABILITY. No constituent partner in or agent of Carlyle, JACO or TMF 1090 LLC, as applicable, nor any advisor, trustee, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Carlyle (including, but not limited to, JMB Realty Corporation), JACO or TMF 1090 LLC, as applicable, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and (a) JACO, TMF 1090 LLC, the Partnership and its or their successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Carlyle for the payment of any claim or for any performance, and JACO, on behalf of itself, TMF 1090 LLC, the Partnership and its or their successors and assigns, hereby waives any and all such personal liability, and (b) Carlyle and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of JACO and TMF 1090 LLC for the payment of any claim or for any performance, and Carlyle, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Carlyle, JACO or TMF 1090 LLC, as applicable, or in any other constituent partner of Carlyle, JACO or TMF 1090 LLC, as applicable, nor any obligation of any constituent partner in Carlyle, JACO or TMF 1090 LLC, as applicable, or in any other constituent partner of Carlyle, JACO or TMF 1090 LLC, as applicable, to restore a negative capital account or to contribute capital to Carlyle, JACO or TMF 1090 LLC, as applicable, or to any other constituent partner of Carlyle, JACO or TMF 1090 LLC, as applicable, shall at any time be deemed to be the property or an asset of Carlyle, JACO or TMF 1090 LLC, as applicable, or any such other constituent partner (and neither Carlyle, on the one hand, nor JACO nor TMF 1090 LLC nor the Partnership, on the otherhand, nor any of their respective successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of a partner's obligation to restore or contribute).

           11. SUCCESSORS AND ASSIGNS. JACO shall be entitled to assign its rights and obligations under this Agreement to TMF 1090 LLC, a Delaware limited liability company, but JACO shall not be released from its obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon such assignee

           12. NO RELEASE OF PARTNERSHIP OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall release JACO or Carlyle from their respective obligations with respect to the Old Partnership (under the partnership agreement for the Old Partnership or any "Collateral Agreement" [as defined in the foregoing partnership agreement]) which arise or accrue on or before the Closing Date.

           13. FURTHER ASSURANCES. The parties hereto agree to execute, acknowledge and deliver any and all additional papers, documents and other assurances and shall perform any and all acts and things reasonably necessary in connection with the performance of the obligations hereunder and to carry out the intent of the parties hereto (provided the same do not increase costs, liability or obligations in a manner not otherwise provided for herein).

           14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the day and year first above written.

                      Very truly yours,
                      CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV, an Illinois limited partnership

                      By:   JMB REALTY CORPORATION,
                            a Delaware corporation,
                            Corporate General Partner

                            By:_____________________________
                            Name:__________________________
                            Title:___________________________


ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

THE JOHN AKRIDGE COMPANY,
a Virginia corporation


By:_____________________________
Name:__________________________
Title:___________________________

                              EXHIBIT "A"

                       ASSIGNMENT AND ASSUMPTION

                             See Attached

           ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTEREST
           -------------------------------------------------

FOR VALUABLE CONSIDERATION, receipt whereof is hereby acknowledged, the undersigned, CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV, an Illinois limited partnership ("Assignor"), hereby sells, transfers, assigns and conveys to TMF 1090 LLC, a Delaware limited liability company ("Assignee"), all of Assignor's right, title and interest in and to the interest of Assignor in 1090 VERMONT AVENUE, N.W. ASSOCIATES LIMITED PARTNERSHIP, a District of Columbia limited partnership ("Partnership"), being a 49% general partnership interest in the Partnership and a 1% limited partnership interest in the Partnership, as such interest is described in the "Partnership Agreement", including, but not limited to, Assignor's interest in the capital and profits and losses of the Partnership from and after the "Effective Date" of this Assignment. As used herein, "Partnership Agreement" means that certain amended and restated partnership agreement of the Partnership dated as of September 26, 1984, captioned "AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF 1090 VERMONT AVENUE, N.W. ASSOCIATES LIMITED PARTNERSHIP", by and among Assignor, The John Akridge Company, a Virginia corporation ("JACO") and those parties designated therein as limited partners, together with all other amendments or modifications thereof entered into prior hereto.
This Assignment and Assumption of Partnership Interest is given pursuant to that certain letter agreement ("Agreement"), dated as of May 29, 1998, between Assignor and Assignee as successor in interest to JACO.
     The covenants, agreements, representations, warranties and limitations provided in the Agreement with respect to the partnership interest conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full, shall survive the closing of the transaction contemplated in the Agreement (subject to the limitations provided therein) and shall inure to the benefit of and shall be binding upon Assignor and Assignee, and their respective successors and assigns. Except as set forth in said Agreement, said partnership interest is assigned without warranty or representation, express or implied.
           Assignee hereby assumes and agrees to perform all obligations of Assignor under the Partnership Agreement arising or accruing on or after the Effective Date of this Assignment.
           This Assignment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one Assignment.
           IN WITNESS WHEREOF, Assignor has executed this Assignment and Assumption on May 28, 1998, but effective as of May 29, 1998 (the "Effective Date").

                 ASSIGNOR:
                 CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV, an Illinois limited partnership

                 By   JMB REALTY CORPORATION,
                      a Delaware corporation,
                      General Partner


                      By ___________________________
                            Name: __________________
                            Title: ___________________

[SIGNATURES CONTINUED ON NEXT PAGE]

                 ASSIGNEE:

                 TMF 1090 LLC,
                 a Delaware limited liability company

                 By:  The Monument Fund, LLC,
                      a Delaware limited liability company,
                      Its Sole Member

                      By:   Monument Akridge, L.L.C.,
                            a Delaware limited liability company,
                            Its Managing Member

                            By:  JACo Manager, L.L.C.,
                                 a Delaware limited liability company,
                                 Its Managing Member

                                 By:   JACo Manager, Inc. of Delaware,
                                       a Delaware corporation,
                                       Its Managing Member


                                       By:_____________________________
                                       Name:__________________________
                                       Title:___________________________

EXHIBIT B
---------


                          1090 VERMONT AVENUE
            SALES CALCULATION AND DISTRIBUTION OF PROCEEDS




Sales Price                                       $ 27,000,000.00
Area   Above Grade Rentable                            140,000.00
Price Per Square Foot                                      192.86

Assume Sale of 1090 Vermont Avenue
    Gross Sales Price                             $ 27,000,000.00
    Less:  Existing Debt                         ($ 17,750,000.00)
    Cost of Sale                                 ($    861,500.00)
    Net Sale Proceeds                            ($  8,388,500.00)
    Partnership Cash                                            0
                                                  ---------------
    Sale Proceeds and Cash for Distribution       $  8,388,500.00
                                                  ---------------

    *Customary prorations at settlement

Distribution of Sale Proceeds
    1st Accrued Interest on Partner Loan
                                       Carlyle    $    243,595.00
                                       Akridge    $    243,595.00
    2nd Outstanding Partner Loan
                                       Carlyle    $  1,004,515.00
                                                                0
                                       Akridge    $  1,004,515.00
                                                                0
    3rd Unpaid Preferred Returns
    (thru April 30, 1998)
     Unpaid since Dec. 1989            Carlyle    $    506,718.00
                                       Akridge
    4th Capital Balances               Carlyle    $    885,000.00
                                       Akridge    $             0
                                                  ---------------
    Total                                         $  3,887,938.00
                                                  ---------------
                                                                0
    5th Balance to Distribute                     $  4,500,562.00
                                                                0
    50.00%                             Carlyle    $  2,250,281.00


   50.00%                        JACO Partners    $  2,250,281.00
                                                  ---------------

    Total Distributions                           $  8,388,500.00
Summary of Distribution                Carlyle    $  4,890,109.00
                                 JACO Partners    $  2,250,281.00
                                       Akridge    $  1,248,110.00
                                                  ---------------
                                         TOTAL    $  8,388,500.00
                                                  ---------------
                                                                0

                              EXHIBIT "C"

           FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT
                       OF LIMITED PARTNERSHIP OF
       1090 VERMONT AVENUE, N.W. ASSOCIATES LIMITED PARTNERSHIP

                             See Attached